UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2018

SUNSET ISLAND GROUP
(Exact name of registrant as specified in its charter)

COLORADO

(State or other jurisdiction of incorporation)

333-214643	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

555 NORTH EL CAMINO REAL #A418
SAN CLEMENTE, CA 92672

(Address of principal executive offices) (zip code)

(424) 239-6230

(Registrant’s telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure.

(1) The Company has received number of inquiries from shareholders. The Company felt it was appropriate to answer the questions through an 8-K instead of emailing the individuals directly.

Q1. Does the Company own VBF Brands?

Q2. Yes it is a wholly owned subsidary. VBF Brands was a nonprofit company until January 4, 2018. On December 20, 2017, the Company filed to Restate the Registration of VBF Brands. The filing was processed by the state of California on January 4, 2018. Prior to December 20, 2017, VBF Brands was a California nonprofit mutual benefit corporation. The Company amended the registration to convert VBF Brands to a “For-Profit” Company. Prior to January 4, 2018, VBF Brands was a non-profit which technically cannot be owned by anyone. Valerie Baugher became the sole voting member in March 2017 and was the sole voting member of VBF Brands prior to the conversion from a nonprofit to For- Profit. After January 4, 2018, VBF Brands became a wholly owned subsidiary once it became a For Profit entity and could formally become a wholly owned subsidiary.

Prior to the passage of Medicinal and Adult-Use Cannabis Regulation and Safety Act (MAUCRSA), medical cannabis activities were typically run through a California nonprofit mutual benefit corporation. However, after MAUCRSA passed For-Profit companies are allowed to own and operate cannabis related businesses. As such, the company had previous acquired a nonprofit mutual benefit corporation (VBF Brands) to maintain compliance with the laws of California while the transition to MAUCRSA was being done on the state level. At the time there was a lot of confusion and uncertainty how the MAUCRSA would be regulated in California. On November 16, 2017, California’s three state cannabis licensing authorities publicly proposed emergency regulations for commercial medicinal and adult-use cannabis. Once those were released the Company and its attorney began working on the temporary licenses that we filed on December 23, 2017. Prior to filing for its licenses the Company converted VBF Brands to a For-Profit entity. VBF Brands, now a For-Profit company, is a wholly owned subsidiary of the Company.

Q2. What is the total square footage the Company can plant now under the licenses?

Q2. The Company can plant up to a total of 15,000 square feet. The current greenhouse is 20,000 square feet. The county charges its tax of $15 per square foot (annual) based on total canopy size of the license. The Company is planting its grow bays under a staggered system. This means the grow bays are harvested one after the other. So after a bay gets harvested it is cleaned and prepared for next plating, which takes about 7-14 days. The harvest team would be harvesting the next bay as the previous bay is cleaned. Once the 2nd bay is harvested it can be cleaned and prepared for harvest while the 1st bay is being planted and the 3rd bay is being harvested. This creates a rolling effect in the bays where we are in a constant plant and harvest cycle. As such, the company determined at any one moment in time the 20,000 square foot greenhouse would have approximately 15,000 square feet of canopy space based on the staggered harvest system. Based on this determination, the Company didn’t see the need to pay tax on the extra 5,000 square feet that would be in constant state of cleaning and prep.

Once the Company has completed its retro fit, we would expect to file for 3-4 5,000-10,000 square foot licenses for a total of 15,000-40,000 of grow space to accommodate the possible racking system.

(2) On January 19, 2018, Sunset Island Group. (the “Company”) issued a press release announcing that it has received State of California Temporary Authorization to cultivate cannabis for Adult Use and Medicinal Use. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01, and in Exhibit 99.1, referenced herein is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act or incorporated by reference in any filing under the Securities Act, unless the Company expressly so incorporates such information by reference.

Item 8.01. Other Information

(A) On January 17, 2018, the Company the Company received its licenses from the State of California for Cultivation for Adult Use and Medicinal Use. Currently, our entire team is in the process of planting two 2,000 square foot bays dedicated for “Adult Use” (often referred to as recreational) over the next few days and with recent adjustments and modifications that we’ve made, we’ve been able to move from 480 plants per bay to approximately 1,000. Further retrofits should eventually allow us to grow 1,600 plants per bay with each harvest.

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(B) The Company has been in the process of retro fitting our current greenhouse. As part of the retro fit, the Company intends to add the following items: (1) 144 LED lights to provide supplemental lighting, (2) moving from a soil cultivation to coco coir system, (3) increase plants in grow to 1,400-1,600, (4) increase the growable height in greenhouse by 5-10 feet to provide space for a rack grow space, (5) replace glass panels in greenhouse with new and more efficient panels, (6) including additional atmosphere controls, (7) cameras that can be accessed remotely, (8) building out a new dry and trim room, (9) building out new area for manufacturing and distribution, (10) adding a CO2 system, and (11) build a new greenhouse (which would give us 2 greenhouses) on our current leased land.

To date the company has accomplished the following items as part of the retrofit:

1.	Completed rewiring the greenhouse to provide the additional power needs for the retrofit. This was completed on January 20, 2018.
2.	Installed 54 LED lights in our grow bays.
3.

Installed 8 “Sensor Push” atmospheric sensors in the greenhouse. The sensors provide wireless thermometer / hygrometer readings with alerts. The sensors allow the company to monitor the Sensor Push sensors remotely and with the cloud service we can receive current conditions, alerts and the full data history of each grow bay.

4.	Converted the clone room and operations to a Coco Coir and hydroponics system.
5.	Begun planting 2 bays with Coco Coir.
6.	Increase the number of plants in each bay to 1,150 (up from 480 plants).
7.	Built out new dry rooms.
8.	Built out new trim rooms.
9.	Installed 12 cameras in the greenhouse and dry/trim rooms.
10.	Begun build out of manufacturing room.
11.	Begun build out of distribution room.

The goal of the retrofit is to increase the yield of the bays and to increase the available canopy space within the area that the company is currently leasing. For example, if the Company can double the canopy space in the current greenhouse, we can generate more revenue from space we are already paying for. Once the Company has completed the retro fit of the current greenhouse, we will begin to look to expand the total leased square footage in the most cost effective manner to provide the highest ROI.

(C) The Company has been in discussions with groups based out of China and the Bahamas to provide additional funding to expand and grow the company’s operations. The Company is seeking between $2-3 million to fully build-out the retro fit of its current greenhouse and to build a new greenhouse on the land that is currently being leased. As part of these discussions, the Company will change its fiscal year from November 30 to either September 30 or March 31. This will simply provide the Company fiscal quarters that match calendar quarters. Additionally, the Company would transition to a Regulation A+ reporting company. The Company is currently not a reporting company but is a voluntary filer.

The Company would become a Tier 2 filer under Regulation A+. Companies under Tier 2 are subject to ongoing reporting requirements. Securities under Tier 2 may be listed on a national exchange to the extent that the company applies for listing and meets the listing requirements for that particular exchange. However, unlike the quarterly reporting that our shareholders may be used to seeing, Tier 2 companies are only required to file a semiannual and annual report as well as interim current reports upon the occurrence of certain enumerated events. The financial statements must follow Article 8 of SEC Regulation S-X (applicable to smaller reporting companies) and must be audited. The Forms filed would essentially be the same just numbered differently: The Company would file: (1) Form 1-K instead of a “10-K,” which would be due 120 days after year-end; (2) Form 1-SA a short ”10-Q,” but semiannual; due 90 days after first 6-month period of year, (3) Form 1-U similar to an 8-K,; due 4 business days after triggering event.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

99.1	Press Release, dated January 19, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunset Island Group

Dated: January 22, 2018	By:	/s/ Valerie Baugher
	Name:	Valerie Baugher
	Title:	President

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